Exhibit 99

Patterson Companies Reports Second Quarter Operating Results

St. Paul, MN—November 20, 2008—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $759,461,000 for the second quarter of fiscal 2009 ended October 25, an increase of 2% from $741,992,000 in the year-earlier quarter. Earnings per diluted share of $0.40 were up from $0.39 in the second quarter of fiscal 2008.

Sales of Patterson Dental, Patterson’s largest business, increased to $536,837,000 in the second quarter. The impact on sales from acquisitions (Leventhal & Sons, Inc. in April 2008 and Denesca in September 2008) was largely offset by unfavorable movements in the Canadian dollar during the second quarter.

•	Sales of consumable dental supplies and printed office products were virtually unchanged in comparison to last year’s second quarter.

•	Sales of dental equipment and software rose 1% from the year-earlier period. Sales of basic dental equipment, including chairs, units and lighting, increased 7% from the second quarter of fiscal 2008.

•	Sales of other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, increased 2% in the second quarter.

Sales of the Webster Veterinary unit increased 14% in the second quarter of fiscal 2009 to $123,589,000. The October 2008 acquisition of Columbus Serum Company, a full-service distributor of companion-pet veterinary supplies, equipment and pharmaceuticals serving the Midwestern and mid-Atlantic markets, accounted for 10 percentage points of Webster’s second quarter sales increase. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, were $99,035,000, virtually unchanged from the year-earlier level.

Net income of $46,903,000 in this year’s second quarter includes incremental interest expense of $6.9 million ($4.3 million, net of tax) associated with the $525 million of long-term debt financing that was completed in the fourth quarter of fiscal 2008. Patterson used the proceeds of the debt issuance and cash to repurchase 19 million shares of its common stock during the second half of fiscal 2008. Net income was $53,741,000 in the second quarter of fiscal 2008.

James W. Wiltz, president and chief executive officer, commented: “Second quarter operating results of our Patterson Dental unit were below forecasted levels due, we believe, to the impact of the difficult economic environment, particularly in October, on its business. Available evidence indicates that dental patients started deferring higher level and discretionary services, which largely accounted for the soft sales of consumable supplies in the quarter. Reflecting the strengthened focus on sales of dental equipment that we initiated earlier in the year, equipment sales were relatively strong during this period. Much of this growth was generated by orders placed prior to the economic turmoil that erupted during the second quarter. We believe it is possible that the continuation of challenging economic conditions may affect the equipment purchasing decisions of dental practitioners at least over the near-term.”

He continued: “Our Webster Veterinary and Patterson Medical units were affected by the difficult economic environment to a lesser degree than Patterson Dental. Webster received a strong sales contribution from its acquisition of Columbus Serum, and the integration of this large and well- established distributor is proceeding on schedule. This acquisition is an important strategic investment, since it expands Webster’s geographic coverage, improves its economies of scale and allows Webster to accelerate deployment of its value-added model. Patterson Medical’s second quarter performance was adversely affected by the conversion to Patterson’s management information systems at the start of the quarter. Issues related to this complex systems transition have been largely resolved.

Wiltz added: “Given expectations for a continuation of weak economic conditions and the anticipated impact on Patterson’s sales growth, we are reducing our cost structure by at least an annualized $20 to $25 million. These actions encompass a range of initiatives, including a hiring freeze except for sales personnel as well as wage freezes throughout the company. The initial impact of this expense savings will be realized in the third quarter, and the full impact will be apparent in the fourth quarter. While we feel it is prudent to challenge all levels of our expense structure during these uncertain times, we fully intend to continue investing wisely in our business. Moreover, our operating cash flows are forecasted to remain strong and provide us with ample resources for our growth initiatives and to take advantage of acquisition opportunities. Reflecting these factors, we are forecasting earnings of $0.43 to $0.45 per diluted share for the third quarter of fiscal 2009 ending January 24, 2009. We also have reduced our fiscal 2009 guidance to $1.73 to $1.77 per diluted share from our previously issued full-year guidance of $1.94 to $1.98 per diluted share.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Second Quarter Conference Call and Replay

Patterson’s second quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the second quarter conference call can be heard through November 27 by dialing 1-303-590-3000 and providing the 11122337 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 25, 2008	October 27, 2007	October 25, 2008	October 27, 2007
Net sales	$759,461	$741,992	$1,503,320	$1,443,395
Gross profit	253,575	252,299	505,305	489,433
Operating expenses	170,973	166,686	343,109	328,613

Operating income	82,602	85,613	162,196	160,820
Other expense, net	(7,514)	755	(13,426)	1,360

Income before taxes	75,088	86,368	148,770	162,180
Income taxes	28,185	32,627	55,903	60,895

Net income	$46,903	$53,741	$92,867	$101,285

Earnings per share:
Basic	$0.40	$0.40	$0.79	$0.75
Diluted	$0.40	$0.39	$0.78	$0.74

Shares:
Basic	117,421	135,907	117,656	135,846
Diluted	118,328	136,923	118,520	136,834

Gross margin	33.4%	34.0%	33.6%	33.9%
Operating expenses as a % of net sales	22.5%	22.5%	22.8%	22.8%
Operating income as a % of net sales	10.9%	11.5%	10.8%	11.1%
Effective tax rate	37.5%	37.8%	37.6%	37.5%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 25, 2008	April 26, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$256,643	$308,164
Receivables, net	365,189	364,050
Inventory	311,637	281,238
Prepaid expenses and other current assets	38,366	31,589

Total current assets	971,835	985,041

Property and equipment, net	158,418	148,932
Goodwill and other intangible assets	924,906	881,750
Other	55,929	60,650

Total Assets	$2,111,088	$2,076,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$188,523	$194,405
Other accrued liabilities	123,666	141,652
Current maturities of long-term debt	130,006	130,010

Total current liabilities	442,195	466,067

Long-term debt	525,333	525,024
Other non-current liabilities	80,862	80,495

Total liabilities	1,048,390	1,071,586

Stockholders’ equity	1,062,698	1,004,787

Total Liabilities and Stockholders’ Equity	$2,111,088	$2,076,373

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 25, 2008	October 27, 2007	October 25, 2008	October 27, 2007
Consolidated Net Sales
Consumable and printed products	$493,731	$480,646	$991,914	$945,376
Equipment and software	200,966	199,377	382,258	378,973
Other	64,764	61,969	129,148	119,046

Total	$759,461	$741,992	$1,503,320	$1,443,395

Dental Supply
Consumable and printed products	$309,679	$310,130	$622,272	$605,537
Equipment and software	170,642	168,989	321,007	321,722
Other	56,516	55,386	113,443	106,973

Total	$536,837	$534,505	$1,056,722	$1,034,232

Rehabilitation Supply
Consumable and printed products	$68,819	$69,796	$139,192	$136,118
Equipment and software	24,393	23,919	49,186	45,094
Other	5,823	4,848	11,357	8,613

Total	$99,035	$98,563	$199,735	$189,825

Veterinary Supply
Consumable and printed products	$115,233	$100,720	$230,450	$203,721
Equipment and software	5,931	6,469	12,065	12,157
Other	2,425	1,735	4,348	3,460

Total	$123,589	$108,924	$246,863	$219,338

Other (Expense) Income, net
Interest income	$1,870	$2,710	$3,792	$5,058
Interest expense	(8,183)	(2,599)	(16,235)	(5,096)
Other	(1,201)	644	(983)	1,398

	$(7,514)	$755	$(13,426)	$1,360

Note: Certain amounts previously reported have been reclassified to conform with the current presentation.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	October 25, 2008	October 27, 2007
Operating activities:
Net income	$92,867	$101,285
Depreciation & amortization	13,864	12,324
Share-based compensation	3,938	3,978
Change in assets and liabilities, net of acquired	(52,839)	(8,748)

Net cash provided by operating activities	57,830	108,839

Investing activities:
Additions to property and equipment, net	(17,495)	(9,180)
Acquisitions	(69,877)	(11,539)

Net cash used in investing activities	(87,372)	(20,719)

Net cash provided by financing activities	5,650	7,111
Effect of exchange rate changes on cash	(27,629)	8,120

Net (decrease) increase in cash and cash equivalents	$(51,521)	$103,351